UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934 (Amendment No.          )
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☒ Preliminary Information Statement
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☐ Definitive Information Statement
CLICKNSETTLE.COM, INC.

(Name of Registrant as Specified In Its Charter)

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CLICKNSETTLE.COM, INC
4400 Biscayne Boulevard
Suite 950
Miami, Florida 33137
Dear Stockholders:
     We are writing to advise you that we intend to amend and restate our Certificate of Incorporation to (i) increase the number of authorized shares of our capital stock to 800 million shares, consisting of 750 million shares of Common Stock, $0.001 par value, of the Company and 50 million shares of Preferred Stock, $0.001 par value, of the Company, (ii) implement a one-for-ten reverse stock split of the currently outstanding shares of our capital stock, (iii) remove from our original Certificate of Incorporation an extraneous provision and a provision that allows us to restrict stockholder inspection rights, and to (iv) integrate into a single Amended and Restated Certificate of Incorporation our original Certificate of Incorporation, those amendments to our Certificate of Incorporation that have previously been filed with the Secretary of State of the State of Delaware and the proposed amendments to our Certificate of Incorporation (collectively, the “Amendment”). The Amendment, a copy of which is attached hereto as Annex A, will become our Amended and Restated Certificate of Incorporation.
     The Amendment was approved by our Board of Directors on December 19, 2007. In addition, the Amendment was approved by the holders of approximately 53% of our issued and outstanding common stock. Approval of the Amendment required the approval of an aggregate of greater than one-half of our issued and outstanding common stock, and was approved on January 25, 2008 by a written consent in lieu of a special meeting of the stockholders in accordance with the relevant sections of the Delaware General Corporation Law. We will file the Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware on or about ___________________________, 2008 (the “Effective Date”). Although Annex A contains our complete Amended and Restated Certificate of Incorporation, the only substantive changes to our Certificate of Incorporation, as amended, that are incorporated therein are the increase in our authorized shares, the implementation of the reverse stock split and the removal of an extraneous provision and a provision that allows us to restrict stockholder inspection rights, all of which were approved by our Board of Directors and the holders of a majority of our issued and outstanding common stock.
     The actions described in this Information Statement were taken shortly after the consummation of that certain Stock Purchase Agreement (the “Purchase Agreement”), dated as of December 19, 2007, as amended January 31, 2008, by and among the Company and the purchasers identified on Exhibit A to the Purchase Agreement, a small group of investors led by Dr. Phillip Frost (the “Purchasers”). Pursuant to the terms of the Purchase Agreement, the Company will sell to the Purchasers an aggregate number of shares equal to 51% of the post-reverse stock split outstanding shares of the common stock of the Company on a fully diluted basis (the “Shares”). The purchase price for the sale of the Shares will be an amount equal to approximately the net cash and cash equivalents of the Company on the Closing Date after deducting any and all liabilities existing as of the closing date of the transaction, including the costs and expenses of the transaction.
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
     No action is required by you. The accompanying Information Statement is furnished only to inform our stockholders of the actions described above before they take place in accordance with Rule 14c-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Delaware General Corporation Law. This Information Statement is first mailed to you on or about ___________________________, 2008.
     Please feel free to call us at (305) 573-4112 should you have any questions on the enclosed Information Statement. We thank you for your continued interest in clickNsettle.com, Inc.

For the Board of Directors of clickNsettle.com, Inc.
By:	/s/ Glenn L. Halpryn
Glenn L. Halpryn
Chairman

CLICKNSETTLE.COM, INC.
4400 Biscayne Boulevard
Suite 950
Miami, Florida 33137
INFORMATION STATEMENT REGARDING
ACTION TAKEN BY WRITTEN CONSENT OF
MAJORITY STOCKHOLDERS
IN LIEU OF A SPECIAL MEETING
WE ARE NOT ASKING YOU FOR A PROXY,
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
GENERAL
     This Information Statement is being furnished to the stockholders of clickNsettle.com, Inc., a Delaware corporation (the “Company”, “CLIK”, “we”, or “our”), in connection with the adoption of the Amendment and our Amended and Restated Certificate of Incorporation by written consent of our Board of Directors and the holders of a majority of our issued and outstanding common stock in lieu of a special meeting. On December 19, 2007, our Board of Directors approved an amendment to our Certificate of Incorporation to (i) increase the number of authorized shares of our capital stock to 800 million shares, consisting of 750 million shares of Common Stock, $0.001 par value, of the Company and 50 million shares of Preferred Stock, $0.001 par value, of the Company, (ii) implement a one-for-ten reverse stock split of the currently outstanding shares of our capital stock, (iii) remove from our original Certificate of Incorporation an extraneous provision and a provision that allows us to restrict stockholder inspection rights, and to (iv) integrate into a single Amended and Restated Certificate of Incorporation our original Certificate of Incorporation, those amendments to our Certificate of Incorporation that have previously been filed with the Secretary of State of the State of Delaware, and the proposed amendments to our Certificate of Incorporation. On January 25, 2008, the Amendment was approved by the holders of approximately 53% of our issued and outstanding common stock, which is in excess of the majority of our issued and outstanding common stock required in accordance with the relevant sections of the Delaware General Corporation Law. The Amendment will become effective on the date of its filing as our Amended and Restated Certificate of Incorporation with the Delaware Secretary of State in accordance with the written consent of our directors and the holders of approximately 53% of our issued and outstanding common stock.
     The elimination of the need for a meeting of stockholders to approve the actions described in this Information Statement is made possible by Section 228 of the Delaware General Corporation Law, which provides that the written consent of the holders of outstanding shares of voting stock, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a meeting. In order to eliminate the costs involved in holding a special meeting, our Board of Directors elected to utilize the written consent of the holders of more than a majority in interest of our voting securities.
     Our Board of Directors unanimously approved the Purchase Agreement, for which, as permitted by applicable Delaware law, we did not obtain and are not soliciting stockholder approval. Delaware law requires, however, that we obtain stockholder approval to (i) increase the number of authorized shares of all classes of our capital stock, (ii) implement a one-for-ten reverse stock split of the currently outstanding shares of our capital stock, (iii) remove from our original Certificate of Incorporation an extraneous provision and a provision that allows us to restrict stockholder inspection rights, and (iv) integrate into a single Amended and Restated Certificate of Incorporation our original Certificate of Incorporation, those amendments to our Certificate of Incorporation that have been previously filed with the Secretary of State of Delaware, and the proposed amendments to our Certificate of Incorporation. Accordingly, we have obtained the written consent of at least a majority of our stockholders approving these actions and are mailing to our remaining stockholders this Information Statement disclosing that we have obtained such consent.
     Pursuant to Section 228 of the Delaware General Corporation Law, we are required to provide prompt notice of the taking of those actions described above without a meeting of stockholders to all stockholders who did not consent in writing to such action. This Information Statement serves as this notice. This Information Statement will be mailed on or about ___________________________, 2008 to stockholders of record, and is being delivered to inform you of the corporate actions described herein before they take effect in accordance with Rule 14c-2 of the Exchange Act.

     The entire cost of furnishing this Information Statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our voting securities held of record by them, and we will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.
No Dissenter’s Rights
     No dissenter’s rights are afforded to our stockholders under Delaware law as a result of the adoption of the Amendment.
OUR PRINCIPAL STOCKHOLDERS
     Our voting securities are composed of our common stock, par value $0.001 per share, of which 55,402,762 shares were outstanding on January 3, 2008 (the “Record Date”). The holders of our common stock are entitled to one vote for each outstanding share on all matters submitted to our stockholders. We have no outstanding preferred stock. The following table contains information regarding record ownership of our common stock as of the Record Date held by:
•	persons who own beneficially more than 5% of our outstanding voting securities;

•	our directors;

•	our current and former executive officers during 2007; and

•	all of our directors and officers as a group.

		Percentage of
	Number of Outstanding	Outstanding Shares
Name and Title of Beneficial Owner	Shares Beneficially Owned	of Common Stock

Glenn L. Halpryn, Chairman, Chief Executive Officer and	5,319,474	9.6%
President
4400 Biscayne Boulevard
Suite 950
Miami, Florida 33137

Noah M. Silver, Vice President, Secretary, Treasurer and	1,679,604	3.0%
Director
4400 Biscayne Boulevard
Suite 950
Miami, Florida 33137

Alan Jay Weisberg, Chief Financial and Accounting Officer	502,401	*
and Director
2500 North Military Trail
Suite 206
Boca Raton, Florida 33431

Curtis Lockshin, Director	90,960	*
4400 Biscayne Boulevard
Suite 950
Miami, Florida 33137

Roy Israel, Former Principal Executive Officer	—	—
c/o National Arbitration and Mediation
990 Stewart Avenue, First Floor
Garden City, New York 11530

		Percentage of
	Number of Outstanding	Outstanding Shares
Name and Title of Beneficial Owner	Shares Beneficially Owned	of Common Stock

Patricia Giuliani-Rheaume, Former Principal Financial Officer	—	—
c/o National Arbitration and Mediation
990 Stewart Avenue, First Floor
Garden City, New York 11530

All executive officers and present directors as a group	7,592,439	13.7%

5% Stockholders:

Steven Jerry Glauser Revocable Trust	6,735,870	12.2%
1400 16th Street
Suite 510
Denver, Colorado 80202

Steven Jerry Glauser	6,735,870 (1)	12.2%
1400 16th Street
Suite 510
Denver, Colorado 80202

Ernest M. Halpryn	5,262,672	9.5%
4400 Biscayne Boulevard
Suite 950
Miami, Florida 33137

Stephen Bittel	4,096,044	7.4%
4400 Biscayne Boulevard
Suite 950
Miami, Florida 33137

*	less than 1%.

(1)	Includes 6,735,870 shares of common stock held by the Steven Jerry Glauser Revocable Trust. Mr. Glauser is the trustee and beneficiary of the Steven Jerry Glauser Revocable Trust.
First Change of Control
     On September 26, 2007, investors, led by Glenn L. Halpryn of Miami, Florida, and Steven Jerry Glauser of Denver, Colorado (the “New Investors”), purchased 51.65% of the outstanding common stock of the Company from five stockholders of the Company pursuant to the terms of a stock purchase agreement of the same date. In connection with the purchase of control, the Company issued 44,921,052 shares of its common stock, par value $0.001 per share, to the New Investors in exchange for working capital of $1,567,000. Including the restricted securities issued by the Company, following the purchase of control, the New Investors beneficially own 90.75% of the outstanding shares of the Company. The total consideration paid for the purchase of the shares from the five stockholders was $585,000. The New Investors used their personal funds to purchase the shares. Control of the Company was previously held by four stockholders, Roy Israel, Carla Israel, Patricia Giuliani-Rheaume and Willem Specht, former officers and directors of the Company, and by a fifth shareholder, ISO Investment Holdings, Inc., which stockholders owned in the aggregate 51.65% of the Company’s issued and outstanding shares. In connection with the purchase of control, the Company’s officers and directors agreed to resign from all offices that they held with the Company.
Second Pending Change of Control
     Pursuant to the terms of the Purchase Agreement entered into by the Company on December 19, 2007, as amended January 31, 2008, the Company will sell to the Purchasers, a small group of investors headed by Dr. Phillip Frost, an aggregate number of unregistered shares equal to 51% of the post-reverse stock split outstanding shares of the common stock of the Company on a fully diluted basis. The purchase price for the sale of the Shares will be an amount equal to the net cash and cash equivalents of the Company on the closing date of the transaction, after deducting any and all liabilities and costs existing as of the closing date, including costs and expenses of the transaction. The Company expects that the closing of the transaction will occur during the first quarter of 2008. Following the closing of the transaction, the Purchasers will own a majority of the outstanding shares of the common stock of the Company and the New Investors will no longer control the Company.
THE AMENDMENT
     The Amendment to our Certificate of Incorporation will increase the aggregate number of shares of all classes of capital stock that we may issue from 305,000,000 to 800,000,000, which will be composed of 750,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $0.001 per share. The terms of the preferred stock, including dividend or interest rates, conversion prices, voting rights, redemption prices, maturity dates, and similar matters will be determined by our Board of Directors prior to the issuance of any shares of the preferred stock. This increase in authorized share capital does not affect the number of shares of stock presently outstanding, nor does it affect the number of shares that you own; however, our issuance of additional shares may dilute your percentage ownership of the Company. We have no transactions currently planned in which we intend to issue the newly authorized shares; the additional share capital was authorized in order to better position the Company to effect a merger or other business combination with an operating company. We do not intend to solicit authorization from our stockholders for the future issuance of the newly authorized shares unless we are required to obtain such authorization by law.
     Additionally, the Amendment will effect a one-for-ten reverse stock split of the currently outstanding shares of our capital stock in order to reduce the amount of our currently outstanding capital stock. As of the Record Date, there were approximately 55,402,762 shares of our common stock issued and outstanding. The Amendment provides that each ten (10) shares of our common stock outstanding immediately prior to the Effective Date of the Amendment (the “Old Shares”) will be automatically converted into one (1) share of our common stock (the “New Shares”), thereby reducing the number of outstanding shares of our common stock to approximately 5,540,276 shares, subject to rounding. Any fractional shares existing as a result of the reverse stock split shall be rounded to the next higher whole number and distributed to those stockholders who are entitled to receive them as a consequence of the reverse stock split. On the Effective Date of the Amendment, each shareholder will own a reduced number of shares of our common stock, but will hold the same percentage of the outstanding common shares as the shareholder held prior to the Effective Date of the Amendment. The New Shares will be fully paid and non-assessable. The New Shares will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the Old Shares. Certificates representing the New Shares will be issued in due course as certificates representing the Old Shares are tendered for exchange or transfer to our transfer agent, Continental Stock Transfer and Trust Company. We request that stockholders do not send in any of their stock certificates at this time.
     Our common stock is quoted on the OTC Bulletin Board. Prior to the Effective Date of the Amendment, we will announce the new trading symbol for our common stock, which will reflect the post-reverse stock split trading price. We must also obtain a new CUSIP number for our common stock at the time of the reverse stock split and provide the OTC Bulletin Board at least ten (10) calendar days advance notice of the Effective Date of the Amendment in compliance with Rule 10b-17 promulgated pursuant to the Exchange Act.
     The reverse stock split will not affect the par value of our common stock. As a result, on the Effective Date of the Amendment, the stated capital on our balance sheet attributable to our common stock will be reduced in proportion with the reverse stock split and our additional paid-in capital account will be credited with the amount by which the stated capital is reduced. These accounting entries will have no impact on total stockholders’ equity. All share and per share information will be retroactively adjusted following the Effective Date of the Amendment to reflect the reverse stock split for all periods presented in future filings.
     In addition, the Amendment will remove from our original Certificate of Incorporation both an extraneous provision and a provision that allows us to restrict stockholder inspection rights. The Amended and Restated Certificate of Incorporation will also integrate into a single amended and restated certificate our original Certificate of Incorporation, those amendments to our Certificate of Incorporation that have previously been filed with Secretary of State of the State of Delaware and the proposed amendments to our Certificate of Incorporation.

     Overall, we believe that the Amendment, including the authorization of additional share capital and the reverse stock split, will enhance our ability to effect a merger or other business combination with an operating company. We cannot assure you, however, that this Amendment will result in our effecting a merger or other business combination or otherwise make our Company more attractive to acquisition candidates or potential investors.
WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION
     We are required to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms at 100 F Street, N.E, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference rooms. Copies of our SEC filings are also available to the public from the SEC’s web site at www.sec.gov.

ANNEX A
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CLICKNSETTLE.COM, INC.
     clickNsettle.com, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
               1. The name of the corporation is clickNsettle.com, Inc. The date of the filing of its original certificate of incorporation with the Secretary of State was January 12, 1994.
               2. This Amended and Restated Certificate of Incorporation restates the Certificate of Incorporation and amends the Certificate of Incorporation by (i) increasing the number of authorized shares of the capital stock of the corporation and (ii) effecting a one for ten reverse stock split of the outstanding shares of capital stock of the corporation.
               3. The text of the Certificate of Incorporation is hereby amended and restated to read in full as follows:
FIRST: The name of the Corporation is clickNsettle.com, Inc.
SECOND: The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent at such address is The Corporation Trust Company.
THIRD: The nature of the business and the objects and purposes proposed to be transacted, promoted and carried on are to do any or all things herein mentioned, as fully and to the same extent as natural persons might or could do, and in any part of the world, viz:
The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.
FOURTH: The aggregate number of shares of all classes of capital stock which the Corporation shall have authority to issue is 800,000,000, of which 50,000,000 shall be preferred stock, par value $0.001 per share, and 750,000,000 shall be common stock, par value $0.001 per share.
A.     Preferred Stock
     1.     The preferred stock of the Corporation may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not cancelled in any and all such series shall not exceed the total number of shares of preferred stock hereinabove authorized.
     2.     Subject to the provisions hereof and the limitations prescribed by law or any regulation of any national securities exchange, the Board of Directors is expressly authorized by adopting resolutions to issue the shares, fix the number of shares, and change the number of shares constituting any series of preferred stock of the Corporation, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights, dividend rates, rights and terms of redemption (including sinking fund provisions), redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series of preferred stock of the Corporation, without any further action or vote by the stockholders.

B.     Common Stock. The holders of record of the common stock of the Corporation (the “Common Stock”) shall be entitled to the following rights:
     1.     to vote at all meetings of stockholders of the Corporation, and such holders shall have one vote at all such meetings in respect of each share of Common Stock held of record by them;
     2.     subject to the prior rights of the holders of all classes or series of capital stock of the Corporation at the time outstanding having prior rights as to dividends, to receive when, if and as declared by the Board of Directors out of the assets of the Corporation legally available therefor, such dividends as may be declared by the Corporation from time to time to holders of Common Stock; and
     3.     subject to the prior rights of the holders of all classes or series of capital stock of the Corporation at the time outstanding having prior rights as to distribution of assets upon liquidation, dissolution or winding-up, to receive the remaining assets of the Corporation upon liquidation, dissolution or winding-up.
C.     Reverse Stock Split. Upon the filing in the office of the Secretary of State of Delaware of a Certificate of Amendment whereby this Article Fourth is being amended to add this paragraph, each previously outstanding share of Common Stock, par value $0.001 per share, of the Corporation shall thereby and thereupon be reclassified into 0.10 of a validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Corporation.
FIFTH: The Directors shall have power to make and to alter or amend the By-Laws; to fix the amount to be reserved as working capital, and to authorize and cause to be executed, mortgages and liens without limit as to the amount, upon the property and franchise of this Corporation.
With the consent in writing, and pursuant to a vote of the holders of a majority of the capital stock issued and outstanding, the Directors shall have authority to dispose, in any manner, of the whole property of this Corporation.
The stockholders and directors shall have power to hold their meetings and keep the books, documents and papers of the Corporation outside of the State of Delaware, at such places as may be, from time to time, designated by the By-Laws or by resolution of the stockholders or directors, except as otherwise required by the laws of Delaware.
SIXTH: No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that the foregoing shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the General Corporation Law of the State of Delaware or (4) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended hereafter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any amendment, repeal or modification of this Article Sixth shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, repeal or modification.
Each person who is or was a director or officer of the Corporation, and each such person who is or was serving at the request of the Corporation as a director or officer of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation (including the heirs, executors, administrators and estate of such person) shall be indemnified and advanced expenses by the Corporation to the fullest extent

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permitted from time to time by the General Corporation Law of the State of Delaware or any other applicable laws as presently or hereafter in effect. The Corporation may, to the extent authorized in the By-Laws of the Corporation or from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation or any other person to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article Sixth. Any amendment, repeal or modification of this Article Sixth shall not adversely affect any right or protection existing hereunder or pursuant hereto immediately prior to such amendment, repeal, or modification.
          4. This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors in accordance with Section 245 of the General Corporation Law of the State of Delaware and by the written consent of the stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware and written notice of the adoption of this Amended and Restated Certificate of Incorporation has been given as provided by Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.
[Signatures follow on next page]

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     IN WITNESS WHEREOF, clickNsettle.com, Inc. has caused this Certificate to be signed by Glenn L. Halpryn, its President, and Noah M. Silver, its Secretary this ___day of __________________, 2008.

clickNsettle.com, Inc.
By:
Glenn L. Halpryn,
Chief Executive Officer and President

Attest:
By:
Noah M. Silver,
Secretary

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